Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
5/19/2025	Marisa Monte, Hines
Marisa.Monte@hines.com

HINES PRIVATE WEALTH SOLUTIONS SUCCESSFULLY COMPLETES $194 MILLION DST
DST offering was designed with investors’ wealth preservation and estate planning needs in mind.

(HOUSTON) – Hines, the global real estate investor, developer and manager announced today that Hines Private Wealth Solutions LLC has successfully completed another Delaware Statutory Trust (“DST”) with HREX 5 DST. The DST, which owns Rookwood, a premier, open-air shopping destination in Cincinnati, Ohio, was specifically designed to meet investors’ 1031 exchange needs.

Rookwood consists of two adjacent shopping centers, Rookwood Commons and Rookwood Pavilion, and features an expansive tenant mix of specialty grocery, fashion and dining options. The asset was sourced by Hines Global Income Trust, Inc. (“Hines Global Income Trust” or “HGIT”), which has a $4.58B portfolio as of April 30, 2025, and is diversified by geography and property type with a focus on dynamic sectors and markets.

“We have high conviction in the retail sector, and with Rookwood’s strong historical performance, prime location and attractive retailer mix, investors clearly shared our confidence,” said Alfonso Munk, President of HGIT and Co-Head of Investment Management at Hines. “We were pleased to help investors achieve their 1031 exchange goals with this offering.”

HREX 5 DST, a subsidiary of Hines Global Income Trust, allowed qualified investors to complete a like-kind exchange of property under Internal Revenue Code Section 1031. The offering presented a solution to aid in the deferment of capital gains and other taxes while providing the opportunity to diversify real estate holdings through the ownership of an institutional-quality asset.

About Hines Global Income Trust
Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a leading global real estate investment manager. We own and operate $90.1 billion¹ of assets across property types and on behalf of a diverse group of institutional and private wealth clients. Every day, our 5,000 employees in 30 countries draw on our 68-year history to build the world forward by investing in, developing, and managing some of the world’s best real estate. To learn more, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of December 31, 2024.

Any ESG or impact commitments made by Hines are not being promoted and do not bind any investment decisions made in respect of, or the stewardship of, HGIT or its subsidiaries. Any measures implemented in respect of such ESG or impact commitments may not be immediately applicable to the investments of HGIT and its subsidiaries and any implementation can be overridden or ignored at HGIT's sole discretion.

No Offer of Securities

This press release shall not be deemed an offer to sell, or a solicitation of an offer to purchase, any securities. No one can invest directly in the Hines Real Estate Exchange platform.